NEWS RELEASE
FOR RELEASE: IMMEDIATELY
WAYNE SAVINGS BANCSHARES, INC. DECLARES QUARTERLY DIVIDEND

Wooster, Ohio (March 27, 2009) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, has declared a cash dividend of $.05  per share on the Company’s common stock for the quarter ending March 31, 2009.  This represents an annualized dividend of $.20 per share.  The quarterly cash dividend will be paid on April 29, 2009 to stockholders of record as of April 15, 2009.

The new quarterly dividend rate of $.05 per share (3.3% yield based on the closing price of $6.01 on March 25, 2009) represents a 58% decrease from the previous quarterly dividend rate of $0.12 per share.  According to Phillip E. Becker, President and Chief Executive Officer, “Wayne Savings continues to be profitable with a strong tangible capital position and the Bank is well capitalized for regulatory purposes.  However, in light of the troubling economic conditions and the corresponding negative impact on asset quality and earnings, as well as other factors such as increased FDIC insurance assessments on all insured institutions like the Bank, the board of directors believes it is prudent to reduce our quarterly cash dividend and preserve our capital.  This reduction in our dividend rate will save more than $841,000 on an annual basis, will strengthen our already sound financial base and will enable us to be proactive in the current regulatory and economic environment.  We will revisit the payment of normalized quarterly cash dividends or the payment of special cash dividends as economic conditions improve and stabilize.  We want to thank our stockholders for their support as we continue to operate the Bank in a prudent and determined fashion to protect the financial gains to date and enable us to continue to provide exemplary customer service in our local banking market.”

At December 31, 2008, Wayne Savings Bancshares, Inc. had total assets of $405.4 million, deposits of $310.8 million, and stockholders’ equity of $34.1 million, or 8.41% of total assets.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. Stewart Fitz Gibbon III
Executive Vice President/Chief Financial Officer
(330) 264-5767